Exhibit 99.1

For Immediate Release

Contact: Shev Rush Media First Public Relations shev@mediafirstpr.com 760-567-4321

Judy Piercey Kintera Corporate Communications jpiercey@kintera.com 858-795-3056

Kintera’s Second Quarter 2004 Revenue Exceeds Expectations

SAN DIEGO, CA – July 29, 2004 –

•                  Q2 2004 revenue increased to $5.9 million, up from $1.8 million in Q2 2003

•                  $71 million in online donations for past 12 months, compared to $27 million for prior 12 months

•                  Rapid revenue growth demonstrates conversion of the industry to software as a service

Kintera® Inc. (NASDAQ: KNTA), a leading provider of software as a service to nonprofits, today reported record second quarter 2004 revenue, reflecting a growing acceptance of “software as a service” for nonprofit organizations.  For the quarter ended June 30, 2004, Kintera’s revenue was $5.9 million, an increase from $1.8 million in the second quarter of 2003, and an increase from $3.1 million in the first quarter of 2004.

Net revenue for the quarter exceeded management’s guidance of $4.7 to $5.0 million given during Kintera’s first quarter 2004 earnings conference call.  The company’s gross margin has remained consistent at 81% for both the second and first quarters of 2004.

“I am extremely pleased with Kintera’s 2004 second quarter performance,” said Harry Gruber, M.D., president, CEO and chairman of Kintera.  “Our company’s rapid revenue growth clearly demonstrates the accelerating conversion of the industry to the software as a service infrastructure model.”

Added Gruber, “Software as a service is coming of age for small and large organizations in all segments of the nonprofit industry.  In 2001, we launched our Kintera Sphere™ enterprise-grade platform to provide comprehensive software and services to nonprofit organizations via the Internet.  As online technology plays a larger role in growing a nonprofit’s community to achieve their mission, Kintera is seeing an increase in our sales activity.  In the last few months alone, we’ve deployed technology and services for a variety of prestigious clients, including the Democratic National Convention, Girl Scouts of the USA, Doctors Without Borders, Prostate Cancer Foundation, Alzheimer’s Association, Rock The Vote, YWCA, San Francisco Symphony and Arthritis Foundation, to name a few.”

Kintera continues to enhance its software as a service platform.  On June 30, 2004, Kintera Sphere 7.0 was released to nonprofit customers, unifying our enhanced Contact Relationship Management (CRM) with the prospect screening functions of Prospect Information Network (P!N) in Kintera Sphere.  In addition, P!N, a service of Kintera, is providing enhancements of its data mining and prospect identification technologies.

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Kintera typically generates revenue from upfront and monthly maintenance fees, as well as transaction fees for online donations processed for accounts.  Kintera continues to experience significant growth in online donations.  For the twelve months ended June 30, 2004, the company processed $70.9 million in online donations for accounts, a 2.6-fold increase as compared to the $27.0 million processed for the twelve months ended June 30, 2003.  The company processed $25.0 million in donations in the second quarter of 2004, approximately twice as much as the $12.6 million processed in the second quarter of 2003.

Kintera’s net loss for the second quarter of 2004 was $4.2 million, or $0.17 per share, compared to a net loss of $4.8 million, or $0.21 per share, in the first quarter of 2004 and a loss of $2.2 million, or $0.24 per share, in the second quarter of 2003.  Loss per share for the quarter was consistent with guidance for a net loss of $0.17 to $0.19 per share that was given during Kintera’s first quarter 2004 earnings conference call.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was a loss of $2.5 million, or $0.11 per share, in the second quarter of 2004, compared to a loss of $3.3 million, or $0.15 per share, in the first quarter of 2004.  EBITDA was a loss of $1.4 million, or $0.15 per share in the second quarter of 2003.  Cash, cash equivalents and short-term investments as of June 30, 2004 totaled $29.6 million.  On July 20, 2004, Kintera announced that it closed a private placement with certain existing institutional investors of 2,500,000 shares of its common stock at a price of $8.00 per share for aggregate proceeds of $20 million.

Kintera estimates the net loss in the third quarter of 2004 will be approximately $0.15 to $0.17 per share.  The company expects revenue to be approximately $6.4 to $7.0 million in the third quarter of 2004.

As previously announced, Kintera will hold a conference call tomorrow, July 30, 2004 at 8:00 a.m. Eastern Time, which will be hosted by Harry E. Gruber, M.D., president, chief executive officer and chairman of the board of directors and James A. Rotherham, chief financial officer.  The conference call can be accessed by dialing toll free 866-800-8652 (617-614-2705 for international calls), using conference code 15357359.  The live webcast and replay of the call over the Internet will be available at www.kintera.com in the “Investor Relations” area under “Financial Information.”

About Kintera Inc.

Kintera® Inc. (NASDAQ: KNTA) is an innovative provider of software as a service that helps nonprofit organizations foster a powerful sense of community to achieve their mission.  Kintera’s Knowledge Interaction technology strengthens an organization’s community by providing volunteers, members, donors and staff web-based tools to efficiently fulfill their tasks and share real-time data and information.  The company’s Internet innovations include its Friends Asking Friends® solicitation program and Kintera Sphere™, an enterprise-grade software system that provides content management, contact management, communication tools, commerce applications, community-building features and reporting functions.  Kintera’s technology is built on a unified database and payment processing engine.  A web browser is all that is needed to use Kintera Sphere to help increase donations, reduce fundraising costs and build awareness and affinity for a cause.  For more information, visit Kintera at www.kintera.com.

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements.  Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Kintera is providing this information as of July 29, 2004, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding Kintera’s anticipated sales, operating results, expenses, cash flows, capital expenditures, and growth in the market for Kintera’s services.  These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here.  Readers are referred to the documents filed by Kintera with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to, our limited operating history; our history of losses; our dependence on increased acceptance by nonprofit organizations of online fundraising; lengthy sales cycles for major customers; our need to manage growth; risks associated with accounting for and processing large amounts of donations; the rapidly changing technologies and market demands; and other risks identified in our filings with the Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The information contained in this press release is a statement of Kintera’s present intention, belief or expectation and is based upon, among other things, the existing industry conditions, market conditions and prices, the economy in general and Kintera’s assumptions.  Kintera may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Kintera’s assumptions or otherwise.  Kintera undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including EBITDA, may be considered non-GAAP financial measures.  Kintera believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of the Company’s business and the Company’s cash flow, excluding non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance and capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

Kintera, Inc.

Consolidated Statements of Operations Data

(in thousands, except per share data)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2004	2003	2004	2003

Net revenues	$5,893	$1,752	$8,964	$2,945
Cost of revenues	1,147	341	1,716	587
Gross profit	4,746	1,411	7,249	2,358
Gross margin	81%	81%	81%	80%

Sales and marketing	4,022	1,896	7,005	3,684
Product development and support	2,068	787	3,657	1,553
General and administrative	1,728	459	3,339	903
Stock-based compensation	1,155	509	2,283	882
Total operating expenses	8,973	3,651	16,286	7,022

Operating loss	(4,227)	(2,240)	(9,037)	(4,664)

Interest income (expense) and other	71	3	128	10

Net loss	$(4,156)	$(2,237)	$(8,909)	$(4,654)

Basic and diluted net loss per share	$(0.17)	$(0.24)	$(0.38)	$(0.52)

Weighted average shares - basic and diluted	23,880	9,373	23,176	8,953

Kintera, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

	As of June 30, 2004	As of December 31, 2003
	(unaudited)
Cash, cash equivalents and short-investments	$29,556	$38,672
Accounts receivable	3,335	1,933
Accounts receivable from related party	—	475
Other current assets	892	754
Total current assets	33,783	41,834

Property and equipment, net	2,568	1,458
Intangibles and other	9,274	4,464
Total assets	$45,625	$47,756

Donations payable to customers	$982	$799
Deferred revenue	2,528	1,931
Bank debt		361
Accounts payable and other current liabilities	2,576	2,440
Total current liabilities	6,086	5,531

Other liabilities	140	72

Stockholders’ equity	39,399	42,153
Total liabilities and stockholders’ equity	$45,625	$47,756

Kintera, Inc.

Reconciliation of GAAP Net Loss to EBITDA

(in thousands)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2004	2003	2004	2003
Net Income (Loss)	$(4,156)	$(2,237)	$(8,909)	$(4,654)

Interest income	(71)	(3)	(128)	(10)

Depreciation	298	124	498	250

Taxes	(53)	6	—	11

Amortization of intangibles and deferred compensation	1,472	677	2,665	1,090

EBITDA	$(2,510)	$(1,433)	$(5,874)	$(3,313)

EBITDA per share	$(0.11)	$(0.15)	$(0.25)	$(0.37)

Weighted average shares – basic and diluted	23,880	9,373	23,176	8,953